Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2007

•	Revenues: Up 6 percent to $2.1 billion

•	Operating Income: Up 36 percent to $144 million

•	Diluted EPS from Continuing Operations: Up 30 percent to $0.26

•	Stock repurchase program authorized

(SAN DIEGO and MCLEAN, VA) – December 12, 2006 – SAIC, Inc. [NYSE: SAI], a leading provider of research, engineering, and technology services and solutions, today announced financial results for the third quarter of fiscal year 2007, which ended October 31, 2006.

Revenues were $2.1 billion, up 6 percent from $2.0 billion in the third quarter of fiscal year 2006. Approximately 3 percentage points of the consolidated growth was internal, or non-acquisition, growth. Operating income was $144 million (6.7 percent of revenue), up 36 percent from $106 million (5.2 percent of revenue) in the third quarter of fiscal year 2006.

The operating income for the quarter reflects $8 million in stock-based compensation expenses related to stock options and the employee stock purchase program, which were not included in the year-ago quarter in accordance with our adoption of Statement of Financial Accounting Standard (SFAS) No. 123(R) this fiscal year. The operating income for the third quarter of fiscal year 2006 reflects $61 million in contract losses associated with the company’s firm-fixed-price contract with the Greek government.

Income from continuing operations was $90 million, up 27 percent from $71 million in the third quarter of fiscal year 2006. The tax rate on continuing operations was 42 percent, up from 36 percent in the third quarter of fiscal year 2006. The higher tax rate in the third quarter of fiscal 2007 was due to the non-deductibility of certain amounts of the special dividend paid in conjunction with the company’s initial public offering (IPO) that were treated as compensation. In addition, the tax rate for the third quarter in the prior year was lower than a normative tax rate due to the reversal of certain tax contingency accruals. Diluted earnings per share from continuing operations were $0.26, up 30 percent from $0.20 in the third quarter of fiscal year 2006. Diluted share count was 347 million, down from 358 in the third quarter of fiscal year 2006 due to share repurchases made during the last 12 months, offset slightly by new shares issued in the IPO.

During the quarter the company sold its majority owned subsidiary ANX and recorded a preliminary after-tax gain of $7 million. ANX has been reflected as a discontinued operation. Income from discontinued operations was $8 million, down 60 percent from $20 million in the third quarter of fiscal year 2006 due to the reversal of a tax contingency accrual associated with Telcordia, which was sold in March 2005.

Net income was $98 million, up 8 percent from $91 million in the third quarter of fiscal year 2006. Diluted earnings per share, which include discontinued operations, were $0.28, up 12 percent from $0.25 in the third quarter of fiscal year 2006. Total cash flows provided by continuing operating activities increased 55 percent from $137 million in the third quarter of fiscal year 2006 to $212 million.

“We are pleased to have successfully completed our initial public offering and to report another solid quarter, especially in cash flow generation,” said Ken Dahlberg, SAIC chairman and chief executive officer. “Looking forward, we see a healthy funding environment for our work supporting important national and global missions, and our focus on collaboration to pursue larger opportunities is starting to bear fruit. The success of our initial public offering was a tribute to the hard work and innovation of our 43,000 employees, and our entire company is committed to executing the strategy that we laid out to our new shareholders on our IPO road show—accelerating organic growth, expanding operating margins and making strategic acquisitions.”

Stock Repurchase Program

In addition, SAIC today announced that its board of directors has authorized a stock repurchase program under which the company may repurchase up to 40 million shares of the company’s common stock. Stock repurchases under this program may be made on the open market or in privately negotiated transactions with third parties. Whether any repurchases are made and the timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

Mark Sopp, SAIC chief financial officer commented, “The stock repurchase program is part of our overall strategy for capital allocation to maximize shareholder value. The board’s action is a reflection of the company’s strong financial position and its confidence in the company’s future performance.”

New Business Awards

During the third quarter, SAIC new business bookings totaled $2.1 billion, assuming all contract options are exercised. Current quarter bookings is defined as ending quarterly backlog less beginning quarterly backlog plus current quarter revenues. Notable highlights of competitive contract awards during the quarter include:

•	U.S. Air Force 330th Aircraft Sustainment Wing, Robins Air Force Base. Under a four-year, $45 million firm-fixed-price contract, SAIC will deliver services for the Wing’s aircraft, including center wing replacement, depot inspection and repair, aircraft modification, and logistics support, enabling them to deliver the five C-130E aircraft to Poland’s Air Force.

•	Health Resources and Services Administration’s (HRSA) Office of Information Technology. SAIC will provide lifecycle information technology support services to HRSA under a five-year, time and materials contract with a maximum value of $34 million. This contract award represents a follow-on effort for a relationship that began in 1998. Primary services include Web and database application development for HRSA grant program systems, grant policy analysis, statistical analysis and reporting, continued development of the Geospatial Data Warehouse, call center support, and network services.

•	Geospatial Research, Integration, Development and Support (GRIDS) Contract. SAIC will provide engineering services and geospatial support to the U.S. Army Engineer Research and Development Center–Topographic Engineering Center under a five-year, single award indefinite-delivery/indefinite-quantity contract (IDIQ) with a maximum value of $250 million. SAIC will develop, demonstrate, and deploy innovative products that integrate geospatial information into actionable intelligence by using high resolution information to better define threats and high value targets.

•	Cargo Advanced Automated Radiography System (CAARS). SAIC will deliver a prototype high-energy radiation radiographic inspection system to the Department of Homeland Security (DHS) Domestic Detection Office (DNDO). Primary services include design, development, fabrication, assembly, testing, and delivery of a prototype CAARS unit that will automatically detect radiological and nuclear materials, such as highly enriched uranium and weapons-grade plutonium, and eliminate the need for operator interpretation of radiographic images. If the two-year development phase is successful, a substantial task order could follow, potentially increasing the total contract value up to $450 million.

In connection with the company’s review of backlog at the end of the quarter, previously reported negotiated unfunded backlog was adjusted downward by $1.6 billion to (i) eliminate anticipated revenue from future task orders under certain IDIQ contract vehicles that were included in backlog (the company’s definition of backlog excludes estimates of future potential task orders under IDIQ contract vehicles) and (ii) exclude amounts that the company estimates it will not receive during the term of particular unfunded contracts. After the adjustment the company’s backlog of signed business orders at the end of the third quarter of fiscal year 2007 was $14.4 billion, of which $4.0 billion was funded.

Acquisitions

During the third quarter SAIC completed three acquisitions for a total cost of $114 million. The acquisitions include:

•	Applied Ordnance Technology (AOT), a leading innovator in the defense community for technical products and services in the areas of ordnance and weapons systems engineering and design, acquisition and logistics, systems safety, environmental engineering, IT solutions and knowledge-based applications. The company brings more than 165 employees providing technical expertise to the military and other federal government agencies.

•	Varec, Inc., a market leader in measurement, control and automation systems, supplying integrated hardware and software to oil and gas, defense, and aviation markets. Varec brings more than 125 people who strengthen SAIC’s position in the fuels industry and allows the company to provide a more comprehensive array of services to its customers.

•	bd Systems Inc., a leading provider of aerospace engineering and information technology (IT) services. The company’s 330 people support government and commercial clients in more than 20 locations throughout the U.S. and offer core capabilities in systems engineering, enterprise network management, aerospace engineering, logistics and sustainment support, geographical information systems and acquisition support.

In addition, after the close of the quarter, SAIC completed the acquisition of AETC Inc., which specializes in remote sensing systems and services for the Department of Defense. SAIC also announced its agreement to acquire Applied Marine Technology, Inc. (AMTI), which provides a broad range of services, products and expertise to the special warfare, military, law enforcement, and intelligence communities.

Forward Guidance

The company is issuing guidance for fiscal years 2007 and 2008. The table below represents management’s current expectations about the company’s future financial performance based on information available at this time. The forward guidance in the table below includes the expected contribution of the proposed AMTI acquisition, which is expected to close this month, and all completed acquisitions, but it does not include any effect for any other acquisitions that SAIC might make in the future. In addition, the forward guidance does not include any share repurchases that might be made under the newly authorized stock repurchase program. If repurchases are made under the program, they would have the effect of lowering diluted share equivalents and increasing diluted earnings per share.

Measure	FY Ending 1/31/2007	FY Ending 1/31/2008
Revenue (billions)	$8.15 – $8.25	$8.70 – $9.00
Diluted EPS from Continuing Operations	$0.96 – $0.98	$0.83 – $0.88
Diluted Share Equivalents (millions)	365	430
Cash Flow from Operations (millions)	$550 or greater	$450 or greater

The projected increase in the diluted share equivalents and the resulting decrease in diluted earnings per share in fiscal year 2008 are caused primarily by the additional 86.25 million shares issued in the company’s initial public offering, which closed on October 17, 2006. The projected decrease in cash flow from operations results primarily from proposed changes to equity programs to reduce share dilution and accounting changes from SFAS No. 123(R), which reclassifies certain amounts previously reported in cash flow from operations to cash flows from financing activities.

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 43,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $7.8 billion for its fiscal year ended January 31, 2006.

SAIC: FROM SCIENCE TO SOLUTIONS™

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future sales, earnings, backlog, outstanding shares and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm fixed price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our final prospectus dated October 12, 2006, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of December 12, 2006. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis 703-676-2283

stuart.davis@saic.com

External Communications:
Connie Custer, McLean	Ron Zollars, San Diego
703-676-6533	858-826-7896
constance.a.custer@saic.com	ronald.m.zollars@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2006	2005	2006	2005
Revenues	$2,142	$2,024	$6,147	$5,815
Costs and expenses:
Cost of revenues	1,862	1,793	5,310	5,093
Selling, general and administrative expenses	136	125	396	363

Operating income	144	106	441	359
Non-operating income (expense):
Interest income	35	27	97	69
Interest expense	(22)	(23)	(68)	(67)
Minority interest in income of consolidated subsidiaries	(3)	(5)	(9)	(10)
Other income, net	1	6	4	3

Income from continuing operations before income taxes	155	111	465	354
Provision for income taxes	65	40	181	145

Income from continuing operations	90	71	284	209
Discontinued operations:
Income from discontinued operations before income taxes (including net gain on sales of $19 and $18 for the three and nine months ended October 31, 2006 and net gain on sale of $3 and $869 for the three and nine months ended October 31, 2005, respectively)	21	4	24	877
Provision (benefit) for income taxes	13	(16)	1	313

Income from discontinued operations	8	20	23	564

Net income	$98	$91	307	773

Earnings per share
Basic:
Income from continuing operations	$0.27	$0.21	$0.85	$0.60
Income from discontinued operations	0.02	0.05	0.07	1.61

	$0.29	$0.26	$0.92	$2.21

Diluted:
Income from continuing operations	$0.26	$0.20	$0.82	$0.58
Income from discontinued operations	0.02	0.05	0.07	1.56

	$0.28	$0.25	$0.89	$2.14

Common equivalent shares:
Basic	336	346	334	350

Diluted	347	358	345	362

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2006	January 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,636	$1,010
Investments in marketable securities	—	1,659
Receivables, net	1,562	1,515
Inventory, prepaid expenses and other current assets	151	191
Assets of discontinued operations	—	28

Total current assets	5,349	4,403
Property, plant and equipment (less accumulated depreciation of $258 and $246 at October 31, 2006 and January 31, 2006, respectively)	381	356
Intangible assets, net	69	63
Goodwill	774	655
Deferred income taxes	38	66
Other assets	112	112

	$6,723	$5,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$946	$959
Accrued payroll and employee benefits	488	468
Dividend payable	2,452	—
Income taxes payable	18	14
Notes payable and current portion of long-term debt	22	47
Liabilities of discontinued operations	—	3

Total current liabilities	3,926	1,491
Long-term debt, net of current portion	1,193	1,192
Other long-term liabilities	109	111
Commitments and contingencies
Minority interest in consolidated subsidiaries	55	54
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,458	2,508
Retained earnings	12	415
Other stockholders’ equity	—	(84)
Accumulated other comprehensive loss	(30)	(32)

Total stockholders’ equity	1,440	2,807

	$6,723	$5,655

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended October 31
	2006	2005
Cash flows from continuing operating activities:
Net income	$307	$773
Income from discontinued operations	(23)	(564)
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	53	48
Stock-based compensation	43	31
Minority interest in income of consolidated subsidiaries	9	10
Dividends received in excess of equity earnings from unconsolidated affiliates	6	(6)
Other	4	8
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(27)	3
Inventory, prepaid expenses and other current assets	44	25
Deferred income taxes	5	(47)
Other assets	1	(3)
Accounts payable and accrued liabilities	(33)	(15)
Accrued payroll and employee benefits	72	36
Dividend payable	9	—
Income taxes payable	36	54
Other long-term liabilities	(1)	3

Total cash flows provided by continuing operating activities	505	356
Cash flows from investing activities:
Expenditures for property, plant and equipment	(65)	(39)
Acquisition of businesses, net of cash acquired of $4 in fiscal 2007 and $10 in fiscal $2006	(143)	(205)
Payments for businesses acquired in previous years	(1)	(14)
Purchases of marketable securities available-for-sale	(4,258)	(6,059)
Proceeds from sales and maturities of marketable securities available-for-sale	5,917	5,782
Other	11	6

Total cash flows provided by (used in) investing activities	1,461	(529)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(27)	(40)
Sales of stock through initial public offering	1,244	—
Sales of common stock and exercise of stock options	57	119
Repurchases of stock	(657)	(568)
Other	(2)	(3)

Total cash flows provided by (used in) financing activities	615	(492)

Increase (decrease) in cash and cash equivalents from continuing operations	2,581	(665)

Cash flows from discontinued operations:
Cash used in operating activities from discontinued operations	—	(210)
Cash provided by investing activities from discontinued operations	45	1,072

Increase in cash and cash equivalents from discontinued operations	45	862

Cash and cash equivalents at beginning of period	1,010	965

Cash and cash equivalents at end of period	$3,636	$1,162

Supplemental schedule of non-cash investing and financing activities:
Accrual of special dividend	$2,443	—

Stock exchanged upon exercise of stock options	$103	$133

Stock issued for settlement of accrued employee benefits	$54	$71

Fair value of assets acquired in acquisition	$170	$282
Cash paid in acquisition, net of cash acquired of $4 in fiscal 2007 and $10 in fiscal 2006	(143)	(205)
Issuance of stock in acquisitions	—	(16)
Accrued acquisition payments	(4)	(2)

Liabilities assumed in acquisitions	$23	$59